NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: January 7, 2005

CONTACT: Steven R. Williams - (304) 842-3597 http://www.petd.com

Petroleum Development Adds to Natural Gas Commodity Options

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that the Company has added to previously announced natural gas and oil commodities options positions to protect against possible price instability in future months. The Company purchased natural gas put options (floors) to provide downside protection. The costs of these puts are offset by the sale of calls (ceilings). The strike prices for the floors and ceilings were set at levels that allowed two floors to be purchased for each ceiling sold.

The Company set floors at $5.00 per million British thermal unit (Mmbtu) for the period from November 2005 through March 2006 for approximately 55% of current production from its Appalachian and Michigan Basins. The ceilings were set at $8.50. The Company also set NYMEX based floors at $5.00 per Mmbtu for the period from November 2005 through March 2006 on approximately all of its Yuma County, Colorado production (NECO). The ceilings were set at $8.45. Additionally the Company set CIG based floors at $4.50 per Mmbtu on approximately two thirds of current production from its Piceance Basin. The ceilings were set at $7.15.

The accompanying tables summarize all of the Company's current hedging positions.
		Floors		Ceilings
Month Set	Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price
	NYMEX Based Hedges - (Appalachian and Michigan Basins)
5/04	Jan 2005 - Mar 2005	180,000	$5.67	90,000	$7.00
2/04	Apr 2005 - Oct 2005	122,000	$4.28	61,000	$5.00
1/05	Nov 2005 - Mar 2006	156,000	$5.00	78,000	$8.50

	Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
5/04	Jan 2005 - Mar 2005	60,000	$5.04	30,000	$6.00
2/04	Apr 2005- Oct 2005	33,000	$3.10	16,000	$4.43
1/05	Nov 2005 - Mar 2006	60,000	$4.50	30,000	$7.15

	Colorado Interstate Gas (CIG) Based Hedges (Wattenberg)
7/04	Jan 2005 - Mar 2006	80,000	$5.00	40,000	$6.20

	NYMEX Based Hedges (NECO)
7/04	Jan 2005 - Mar 2005	150,000	$5.32	-	-
2/04	Apr 2005 - Oct 2005	150,000	$4.26	75,000	$5.00
1/05	Nov 2005 - Mar 2006	150,000	$5.00	75,000	$8.45

	Oil - NYMEX Based (Wattenberg)
		Bbls		Bbls
8/04	Jan 2005 - Dec 2005	15,000	$32.30	7,500	$40.00

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About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003. PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597